The information in this preliminary prospectus supplement is not complete and may be changed without notice. This preliminary prospectus supplement is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated February 27, 2003)
SUBJECT TO COMPLETION

Callable 5-Year Daily Range Accrual Notes
UBS AG $• Callable Senior Notes With Interest Linked To The 10-Year Constant
Maturity Treasury Rate due January •, 2010, callable commencing July •, 2005

Issuer:	UBS AG

Maturity Date:	January •, 2010

Coupon:	The notes will bear interest at the rates set forth below, payable quarterly in arrears on January •, April •, July • and October • of each year, commencing on April •, 2005 or if any such day is not a Business Day, on the first following day that is a Business Day unless that day falls in the next calendar month, in which case the interest payment date will be the first preceding day that is a Business Day. Interest will be computed on the basis of a 360-day year and the actual number of days elapsed.

Interest Periods:	The initial interest period will begin on, and include, the original issue date and end on, but exclude, the first interest payment date. Each subsequent interest period will begin on, and include, the interest payment date for the preceding interest period and end on, but exclude, the next following interest payment date. The final interest period will end on the Maturity Date or any earlier redemption date.

Applicable Interest Rate:	The interest rate applicable to each interest period will be equal to the product of (a) the 3-Month USD LIBOR for the applicable interest period plus •% (also referred to herein as the “Base Rate”), multiplied by (b) a fraction, the numerator of which is equal to the number of days during such interest period on which the Daily CMT Rate (as defined herein) does not exceed the applicable rate limit specified in the table below and the denominator of which is the number of actual days in such interest period.
Interest Periods
beginning in or after	AND	ending in or before	Rate Limit
Issue Date		January, 2006	5.05%
January, 2006		January, 2007	5.18%
January, 2007		January, 2008	5.28%
January, 2008		January, 2009	5.43%
January, 2009		January, 2010	5.53%

For a detailed description of how the 3-Month USD LIBOR and the Daily CMT Rate will be determined, see

You will not earn interest for any day on which the Daily CMT Rate exceeds the applicable rate limit, and the actual interest payable on your notes may be zero for an interest period and your return for any interest period over the life of the notes could be less than the Base Rate of the interest period.

Optional Redemption	The issuer may at its election redeem the notes in whole, but not in part, at a redemption price equal to 100% of the principal amount being redeemed together with any accrued, but unpaid, interest thereon, on any interest payment date occurring on or after July •, 2005 by giving at least 10 calendar days’ prior written notice to the indenture trustee and to each registered holder of the notes.

Denominations:	$1,000 and integral multiples thereof.

Minimum Investment	Minimum initial investment in the notes will be $10,000

Booking Branch:	UBS AG, acting through its Jersey Branch

Calculation Agent:	UBS AG, acting through its London Branch

CUSIP Number:	•

See ‘‘Risk Factors’’ beginning on page S-9 for risks related to an investment in the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes are not deposit liabilities of UBS AG and are not FDIC insured.

The notes will not be listed on any U.S. stock exchange.

	Price to	Underwriting	Proceeds to
	Public	Discount	UBS AG

Per Note	100%	•	•
Total	•	•	•

UBS Investment Bank	UBS Financial Services Inc.
Preliminary Prospectus Supplement dated January 18, 2005

Prospectus Supplement Summary

The following is a summary of terms of the notes, as well as a discussion of factors you should consider before purchasing the notes. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to ‘‘UBS,’’ ‘‘we,’’ ‘‘our’’ and ‘‘us’’ refer only to UBS AG and not to its consolidated subsidiaries.

What are the callable senior notes with interest linked to the 10-year Constant Maturity Treasury rate?

The callable senior notes with interest linked to the 10-year Constant Maturity Treasury rate, which we refer to in this prospectus supplement as the notes, are medium-term senior notes issued by us whose interest payments are linked to the 10-year Constant Maturity Treasury (or “CMT”) rate.

You will receive interest payments based on the rates set forth below as determined by the Calculation Agent, payable quarterly in arrears on January •, April •, July • and October • of each year, commencing on April •, 2005 or if any such day is not a Business Day, on the first following day that is a Business Day unless that day falls in the next calendar month, in which case the interest payment date will be the first preceding day that is a Business Day. Interest will be computed on the basis of a 360-day year and the actual number of days elapsed.

  The interest rate applicable to each interest period will be equal to the product of (a) the 3-Month USD LIBOR for the applicable interest period plus •% (also referred to herein as the “Base Rate”), multiplied by (b) a fraction, the numerator of which is equal to the number of days during such interest period on which the Daily CMT Rate does not exceed the applicable rate limit specified in the table below and the denominator of which is the number of actual days in such interest period.
Interest Periods
beginning in or after	AND	ending in or before	Rate Limit
Issue Date		January, 2006	5.05%
January, 2006		January, 2007	5.18%
January, 2007		January, 2008	5.28%
January, 2008		January, 2009	5.43%
January, 2009		January, 2010	5.53%
  The “3-Month USD LIBOR” means for any LIBOR Observation Date the offered rates (British Banker Association) for deposits in U.S. dollars for a period of three months, commencing on such LIBOR Observation Date, which appears on Moneyline Telerate, on page 3750 (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks) as of 11:00 a.m., London time, on that LIBOR Observation Date. If the 3-Month USD LIBOR cannot be determined on a LIBOR Observation Date as described above, then the 3-Month USD LIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., London time, on that LIBOR Observation Date, at which deposits in U.S. dollars for a period of three months are offered to prime banks in the London interbank market by four major banks in that market selected by the calculation agent, beginning on that LIBOR Observation Date, and in a representative amount. The Calculation Agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, the 3-Month USD LIBOR for that LIBOR Observation Date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as described above, the 3- Month USD LIBOR for that LIBOR Observation Date will be the arithmetic mean of the rates for loans in U.S. dollars for a period of three months to leading European banks quoted, at approximately 11:00 A.M., in New York, New York, on that LIBOR Observation Date, by three major banks selected by the calculation agent, beginning on that LIBOR Observation Date and in a representative amount. If fewer than three banks selected by the Calculation Agent are quoting as described above, the 3-Month USD LIBOR for the new interest period will be the 3-Month USD LIBOR in effect for the prior interest period.

  “LIBOR Observation Date” means with respect to each interest period, the second London Business Day prior to the first day of that interest period.

  “London Business Day” means a day other than a Saturday or Sunday on which dealings in deposits in U.S. dollars are transacted, or with respect to any future date are expected to be transacted, in the London interbank market.

  The “Daily CMT Rate” means the rate equal to (a) with respect to any day in an interest period, other than any day beginning on the fourth Business Day prior to the end of such interest period, the 10-year Constant Maturity Treasury rate as of the close of business on such day and (b) with respect to each day beginning on the fourth Business Day prior to the end of that interest period, the 10-year Constant Maturity Treasury rate as of the close of business on the fifth Business Day immediately prior to the end of such interest period. The Daily CMT Rate for any day that is not a Business Day will be deemed to be the Daily CMT Rate for the immediately preceding Business Day.

For a detailed description of how the 3-Month USD LIBOR and the 10-year Constant Maturity Treasury rate will be determined, see “Specific Terms of the Notes–Coupon.”

We may at our election redeem the notes in whole, but not in part, at a redemption price equal to 100% of the principal amount being redeemed together with any accrued, but unpaid, interest thereon, on any interest payment date occurring on or after July •, 2005.

The notes may be a suitable investment for you if:
  You believe that generally the 10-year Constant Maturity Treasury rate will not exceed the applicable rate limit for each interest rate period.

  You are willing to hold the notes to maturity.

  You are comfortable holding notes with unpredictable interest payments which could result in your receiving no interest on your notes for some or all of the term of your notes.
The notes may not be a suitable investment for you if:
  You believe that there is a significant number of days on which the Daily CMT Rate will exceed the applicable rate limit, such that the notes will not provide you with your minimum return requirements.

  You seek an investment for which there will be an active secondary market.

  You are unable or unwilling to hold the notes until maturity.

  You are uncomfortable holding notes with unpredictable interest payments which could result in your receiving no interest on your notes.
What are some of the risks of the notes?

An investment in the notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in the “Risk Factors” section of this prospectus supplement, beginning on page S-9.

  Unpredictable Rate of Return- While the Base Rate is based on the 3-Month USD LIBOR which is a floating rate, the notes will only bear interest at that rate if the Daily CMT Rate remains below the rate limit applicable to the relevant interest period. This rate limit is 5.05% for the first four interest periods and increases on each anniversary of the notes up to a maximum rate limit of 5.53% for the last four interest periods prior to maturity.
  However, you will not earn interest for any day on which the Daily CMT Rate exceeds the applicable rate limit, and the actual interest payable on your notes may be zero for an interest period and your return for any interest period over the life of the notes could be less than the Base Rate of the interest period.

  There may be little or no secondary market for the notes-We do not intend to list the notes on any stock exchange or automated quotation system, and there can be no assurances that a secondary market for the notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the notes, although they are not required to do so and may stop making a market at any time.

What is the 10-year Constant Maturity Treasury rate and what are some factors that affect a change in such rate?

According to the United States Treasury’s website, “Constant Maturity Treasury” rates (or “CMTs”) are yields interpolated by the United States Department of the Treasury from its daily yield curve. That yield curve, which relates the yield on a U.S. Treasury security to its time to maturity, is based on the closing market bid yields on actively traded U.S. Treasury securities in the over-the-counter market. These market yields are calculated from composites of quotations obtained by the Federal Reserve Bank of New York. The yield values are read from the yield curve at fixed maturities (as of the date of this prospectus supplement, they are 1, 3 and 6 months and 1, 2, 3, 5, 7, 10 and 20 years). This method provides a yield for a 10-year maturity, for example, even if no outstanding U.S. Treasury security has exactly 10 years remaining to maturity.

For more information on how the Constant Maturity Treasury rate is determined, see the United States Treasury’s website at http://www.treasury.gov/.

Yield curve rates are normally available at the U.S. Department of the Treasury’s web site (http://www.treasury.gov/offices/domestic-finance/debt-management/interest-rate/index.shtml) as early as 4:30 PM and usually no later than 6:00 PM on each trading day.

Factors that may affect the yield of the 10-year Constant Maturity Treasury rate include:

  supply and demand of U.S. Treasury notes with approximately 10 years remaining to maturity;
  general economic, financial, political or regulatory conditions;
  monetary policies of the Federal Reserve Bank and changes in interest rates generally; and
  inflation and expectations concerning inflation.
What are the tax consequences of the notes?

We intend to treat the notes as “variable rate debt instruments” for U.S. federal income tax purposes. However, there is no legal authority that directly addresses the U.S. federal income tax treatment of the notes, and we are not requesting a ruling from the IRS regarding the notes. Therefore, no assurances can be given as to the proper U.S. federal income tax consequences of the notes. Assuming our treatment of the notes is respected, interest paid on a note will generally be taxable to U.S. Holders as ordinary interest income at the time it is accrued or received, in accordance with the Holder’s method of accounting for U.S. federal income tax purposes. In addition, upon a sale, exchange or retirement of the notes, U.S. Holders will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and their adjusted tax basis in the note, which will generally equal the amount such holder paid to acquire the note. Generally, amounts paid to a Non-U.S. Holder will not be withheld upon, provided certain certification requirements are satisfied. See the section entitled “Certain United States Federal Income Tax Consequences” for additional discussion of the U.S. federal income tax treatment of the notes.

How will the interest payable in respect of each interest period be calculated?

The interest payable on your notes in respect of any interest period will depend on the Daily CMT Rate relative to the applicable rate limit as follows:

Step 1:	Determine the 3-Month USD LIBOR for the interest period

The “3-Month USD LIBOR” is for any LIBOR Observation Date the offered rates (British Banker Association) for deposits in U.S. dollars for a period of three months, commencing on such LIBOR Observation Date, which appears on Moneyline Telerate, on page 3750 (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks) as of 11:00 a.m., London time, on that LIBOR Observation Date. If the 3-Month USD LIBOR cannot be determined on a LIBOR Observation Date as described above, then the 3-Month USD LIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., London time, on that LIBOR Observation Date, at which deposits in U.S. dollars for a period of three months are offered to prime banks in the London interbank market by four major banks in that market selected by the calculation agent, beginning on that LIBOR Observation Date, and in a representative amount. The Calculation Agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, the 3-Month USD LIBOR for that LIBOR Observation Date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as described above, the 3-Month USD LIBOR for that LIBOR Observation Date will be the arithmetic mean of the rates for loans in U.S. dollars for a period of three months to leading European banks quoted, at approximately 11:00 A.M., in New York, New York, on that LIBOR Observation Date, by three major banks selected by the calculation agent, beginning on that LIBOR Observation Date and in a representative amount. If fewer than three banks selected by the Calculation Agent are quoting as described above, the 3-Month USD LIBOR for the new interest period will be the 3-Month USD LIBOR in effect for the prior interest period.

“LIBOR Observation Date” is with respect to each interest period, the second London Business Day prior to the first day of that interest period.

“London Business Day” is a day other than a Saturday or Sunday on which dealings in deposits in U.S. dollars are transacted, or with respect to any future date are expected to be transacted, in the London interbank market.

Step 2:	Determine the Daily CMT Rate for each day during the interest period

The Daily CMT Rate is the rate equal to (a) with respect to any day in an interest period, other than any day beginning on the fourth Business Day prior to the end of such interest period, the 10-year Constant Maturity Treasury rate as of the close of business on such day and (b) with respect to each day beginning on the fourth Business Day prior to the end of that interest period, the 10-year Constant Maturity Treasury rate as of the close of business on the fifth Business Day immediately prior to the end of such interest period. The Daily CMT Rate for any day that is not a Business Day will be deemed to be the Daily CMT Rate for the immediately preceding Business Day.

Step 3:	Calculate the applicable interest rate

The applicable interest rate for each interest period will be equal to the product of (a) the 3-Month USD LIBOR for the applicable interest period plus •% (also referred to herein as the “Base Rate”), multiplied by (b) a fraction, the numerator of which is equal to the number of days during such interest period on which the Daily CMT Rate does not exceed the applicable rate limit specified in the table below and the denominator of which is the number of actual days in such interest period.

Interest Periods
beginning in or after	AND	ending in or before	Rate Limit
Issue Date		January, 2006	5.05%
January, 2006		January, 2007	5.18%
January, 2007		January, 2008	5.28%
January, 2008		January, 2009	5.43%
January, 2009		January, 2010	5.53%

Step 4:	Calculate the amount of interest to be paid on the notes

The amount of interest to be paid on the notes for an interest period is equal to the product of (a) the principal amount of the notes, (b) the applicable interest rate for that interest period, and (c) the number of days in that interest period divided by 360 (with the number of days to be calculated on the basis of a year of 360 days and the actual number of days elapsed).

Hypothetical examples of how the interest amount payable on the notes is calculated.

Assumptions:

Principal amount of the notes:	$1,000
Number of days in the interest period:	90
Base Rate	Equals the 3-Month USD LIBOR plus •% which is assumed
to be 4.00% for the first hypothetical example, 6.00% for the second and 8.00% for the third.

The following table illustrates how the applicable interest rate is calculated based on the number of days the Daily CMT Rate does not exceed the rate limit:

	Number of days for which	Applicable Interest	Interest Amount
Base Rate	Daily CMT Rate does not	Rate (annualized)
	exceed the Rate Limit
4.00%	90	4.00%	$10.00
4.00%	60	2.66%*	$ 6.66*
4.00%	30	1.33%	$ 3.33
4.00%	0	0%	0

	Number of days for which	Applicable Interest	Interest Amount
Base Rate	Daily CMT Rate does not	Rate (annualized)
	exceed the Rate Limit
6.00%	90	6.00%	$15.00
6.00%	60	4.00%	$10.00
6.00%	30	2.00%	$5.00
6.00%	0	0%	0

	Number of days for which	Applicable Interest	Interest Amount
Base Rate	Daily CMT Rate does not	Rate (annualized)
	exceed the Rate Limit
8.00%	90	8.00%	$20.00
8.00%	60	5.33%	$13.33
8.00%	30	2.66%	$6.66
8.00%	0	0%	0

* Given the Base Rate and the number of days in the interest period for which the Daily CMT Rate exceeds zero and does not exceed the rate limit (as set out in the table), the applicable interest rate and the amount of interest to be paid is calculated, respectively, as follows:

  Applicable interest rate = 4.00% x (60/90) = 2.66%
  Interest Amount = $1,000 x 2.66% x 90/360 = $6.66

Fluctuations in the level of the 3-Month USD LIBOR and in the 10-year Constant Maturity Treasury rate make the effective return on the notes difficult to predict and can result in effective interest rates to holders of the notes that are lower than anticipated and which can equal to zero for one or more interest periods.

Hypothetical Performance at Maturity

We have included the following information about the historical behavior of the 10-year Constant Maturity Treasury rate for your reference. Past movements of the 10-year Constant Maturity Treasury rate are not indicative of future levels or the future behavior of such rate.

Risk Factors

The return on the notes is linked to the change in the 10-year Constant Maturity Treasury rate. This section describes the most significant risks relating to the notes. We urge you to read the following information about these risks, together with the other information in this prospectus supplement and the accompanying prospectus, before investing in the notes.

The interest payable on the notes is uncertain, and movements in interest rates will affect whether or not and the extent to which you will receive interest on the notes.

The Base Rate is based on the 3-Month USD LIBOR which is a floating rate. For every day during an interest period on which the Daily CMT Rate exceeds the rate limit applicable to such period, the applicable interest rate for that interest period will be reduced, and if the Daily CMT Rate remains above the relevant rate limit for an entire interest period, the applicable interest rate will be zero.

The maximum Daily CMT rates for which the applicable interest rate will not be reduced are:

Interest Periods
beginning in or after	AND	ending in or before	Rate Limit
Issue Date		January, 2006	5.05%
January, 2006		January, 2007	5.18%
January, 2007		January, 2008	5.28%
January, 2008		January, 2009	5.43%
January, 2009		January, 2010	5.53%

For a detailed description of how the 3-Month USD LIBOR and the Daily CMT Rate will be determined, see “Specific Terms of the Notes – Coupon.”

You will not earn interest for any day on which the Daily CMT Rate exceeds the applicable rate limit, and the actual interest payable on your notes may be zero for an interest period and your return for any interest period over the life of the notes could be less than the Base Rate of the interest period.

See “How will the interest payable in respect of each interest period be calculated?” on page S-5.

Historical performance of the 10-year Constant Maturity Treasury rate should not be taken as an indication of the future performance of the 10-year Constant Maturity Treasury rate during the term of the notes

It is impossible to predict whether the 10-year Constant Maturity Treasury rate will rise or fall. The 10-year Constant Maturity Treasury rate will be influenced by complex and interrelated political, economic, financial and other factors, therefore historical performance of the 10-year Constant Maturity Treasury rate should not be taken as an indication of the future performance of the 10-year Constant Maturity Treasury rate during the term of the notes. Factors that may influence the 10-year Constant Maturity Treasury rate include:

  supply and demand of U.S. Treasury notes with approximately 10 years remaining to maturity;

  general economic, financial, political or regulatory conditions;

  monetary policies of the Federal Reserve Bank and changes in interest rates generally; and

  inflation and expectations concerning inflation.

The market value of the notes may be influenced by unpredictable factors

The market value of your notes may fluctuate between the date you purchase them and the Final Valuation Date when the Calculation Agent will determine your payment at maturity. Several factors, many of which are beyond

Risk Factors

our control, will influence the market value of the notes. We expect that generally the 10-year Constant Maturity Treasury rate on any day will affect the market value of the notes more than any other single factor. Other factors that may influence the market value of the notes include:

  supply and demand for the notes, including inventory positions held by UBS Securities LLC, UBS Financial Services Inc. or any other market maker;

  the time remaining to maturity;

  our right to redeem the notes;

  the creditworthiness of UBS; and

  expectations about future levels and volatility of the 10-year Constant Maturity Treasury rate.

Market factors may influence whether we exercise our right to redeem the notes prior to their scheduled maturity.

It is more likely that we will redeem the notes prior to their maturity date if the 10-year Constant Maturity Treasury rate is low and results in an amount of interest on the notes greater than instruments of a comparable maturity and credit rating trading in the market. If the notes are called prior to their maturity date, you may be unable to invest in securities with similar risk and yield as the notes. Your ability to realize market value appreciation is limited by our right to redeem the notes prior to their scheduled maturity.

There may not be an active trading market in the notes

There may be little or no secondary market for the notes. We do not intend to list the notes on any U.S. stock exchange and it is not possible to predict whether a secondary market will develop for the notes. Even if a secondary market for the notes develops, it may not provide significant liquidity or trade at prices advantageous to you. UBS Securities LLC, UBS Financial Services Inc. and other affiliates of UBS currently intend to act as market makers for the notes, but they are not required to do so. Even if UBS Securities LLC, UBS Financial Services Inc. or any other affiliate makes a market in the notes, they may stop doing so at any time.

Trading by UBS AG or its affiliates in the U.S. Treasury market may impair the value of the notes

We and our affiliates are active participants in the U.S. Treasury market as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more U.S. Treasury transactions. In addition, as described below under “Use of Proceeds and Hedging” on page S-18, we or one or more of our affiliates may hedge our U.S. Treasury exposure from the notes by entering into derivative transactions linked to U.S. treasuries. Our trading and hedging activities may have a material adverse effect on the 10-year Constant Maturity Treasury rate and make it less likely that you will receive a return on your investment in the notes.

Our business activities may create conflicts of interest

The trading activities related to the U.S. Treasury notes may be entered into on behalf of UBS, its affiliates or customers other than for the account of the holders of the notes or on their behalf. Accordingly, these trading activities may present conflicts of interest between UBS and you.

We may have conflicts of interests arising from our relationships with the Calculation Agent

You should be aware that UBS AG, acting through its London Branch, in its capacity as Calculation Agent for the notes, is under no obligation to take your interests into consideration in determining the Daily CMT Rate. Because this determination by the Calculation Agent will affect the payment at maturity on the notes, conflicts of interest may arise in connection with its performance of its role as Calculation Agent.

Our writing of research reports on interest rates may create conflicts of interest between you and us.

We or one or more of our affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes.

Risk Factors

No current research recommendation.

Neither UBS nor any of its subsidiaries or affiliates currently publishes research on, or assigns a research recommendation to, the notes.

The notes are not insured by the FDIC.

The notes are not deposit liabilities of UBS and neither the notes or your investment in the notes are insured by the United States Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency of the United States, Switzerland or any other jurisdiction.

The amount we will pay you to redeem your notes because we are required to pay additional amounts in respect of tax withholding is uncertain.

If we redeem your notes because we are required to pay additional amounts in respect of tax withholding, we will pay you a redemption price for your notes that will be determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position. Such redemption price would take into consideration the net present value of expected future payments of the principal and interest on the notes. If there is no or little expected future interest payment on the notes, the net present value would primarily depend on the present value of the repayment of the principal amount at maturity, which could result in a net present value of the notes below par.

The United States federal income tax consequences of an investment in the notes are uncertain.

We intend to treat the notes as “variable rate debt instruments” for U.S. federal income tax purposes. However, there is no legal authority that directly addresses the U.S. federal income tax treatment of the notes, and we are not requesting a ruling from the IRS regarding the notes. Therefore, no assurances can be given as to the proper U.S. federal income tax consequences of the notes. The tax consequences of purchasing, owning and disposing of the notes could differ materially and adversely from the tax treatment described in the section entitled “Certain United States Federal Income Tax Consequences” in this prospectus supplement.

Value of the Notes

At maturity. You will receive a cash payment at maturity (or upon redemption) equal to the principal amount of your notes plus any accrued but unpaid interest.

Prior to maturity. You should understand that the market value of the notes will be affected by several factors, many of which are beyond our control. We expect that generally the 10-year Constant Maturity Treasury rate on any day will affect the market value of the notes more than any other single factor. Other factors that may influence the market value of the notes include supply and demand for the notes, including inventory positions held by UBS Securities LLC, UBS Financial Services Inc. or any other market maker, the time remaining to maturity, our right to redeem the notes, the creditworthiness of UBS and expectations about future levels and volatility of the 10-year Constant Maturity Treasury Rate. See “Risk Factors” beginning on page S-9 for a discussion of the factors that may influence the market value of the notes prior to maturity.

Specific Terms of the Notes

In this section, references to “holders” mean those who own the notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the notes registered in street name or in the notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the notes should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The notes are part of a series of debt securities entitled “Medium Term notes, Series A” that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the notes. Terms that apply generally to all Medium Term notes, Series A are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the notes. If you have purchased the notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the notes in more detail below.

Coupon

The notes will bear interest at the rates set forth below, payable quarterly in arrears on January •, April •, July • and October • of each year, commencing on April •, 2005 or if any such day is not a Business Day, on the first following day that is a Business Day unless that day falls in the next calendar month, in which case the interest payment date will be the first preceding day that is a Business Day. Interest will be computed on the basis of a 360-day year and the actual number of days elapsed.

The initial interest period will begin on, and include, the original issue date and end on, but exclude, the first interest payment date. Each subsequent interest period will begin on, and include, the interest payment date for the preceding interest period and end on, but exclude, the next following interest payment date. The final interest period will end on the Maturity Date or any earlier redemption date.

The interest rate applicable to each interest period will be equal to the product of (a) the 3-Month USD LIBOR for the applicable interest period plus •% (also referred to herein as the “Base Rate”), multiplied by (b) a fraction, the numerator of which is equal to the number of days during such interest period on which the Daily CMT Rate does not exceed the applicable rate limit specified in the table below and the denominator of which is the number of actual days in such interest period.

Interest Periods
beginning in or after	AND	ending in or before	Rate Limit
Issue Date		January, 2006	5.05%
January, 2006		January, 2007	5.18%
January, 2007		January, 2008	5.28%
January, 2008		January, 2009	5.43%
January, 2009		January, 2010	5.53%

The “3-Month USD LIBOR” means for any LIBOR Observation Date the offered rates (British Banker Association) for deposits in U.S. dollars for a period of three months, commencing on such LIBOR Observation Date, which appears on Moneyline Telerate, on page 3750 (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks) as of 11:00 a.m., London time, on that LIBOR Observation Date. If the 3-Month USD LIBOR cannot be determined on a LIBOR Observation Date as described above, then the 3-Month USD LIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., London time, on that

Specific Terms of the notes

LIBOR Observation Date, at which deposits in U.S. dollars for a period of three months are offered to prime banks in the London interbank market by four major banks in that market selected by the calculation agent, beginning on that LIBOR Observation Date, and in a representative amount. The Calculation Agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, the 3-Month USD LIBOR for that LIBOR Observation Date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as described above, the 3-Month USD LIBOR for that LIBOR Observation Date will be the arithmetic mean of the rates for loans in U.S. dollars for a period of three months to leading European banks quoted, at approximately 11:00 A.M., in New York, New York, on that LIBOR Observation Date, by three major banks selected by the calculation agent, beginning on that LIBOR Observation Date and in a representative amount. If fewer than three banks selected by the Calculation Agent are quoting as described above, the 3-Month USD LIBOR for the new interest period will be the 3-Month USD LIBOR in effect for the prior interest period.

“LIBOR Observation Date” means with respect to each interest period, the second London Business Day prior to the first day of that interest period.

“London Business Day” means a day other than a Saturday or Sunday on which dealings in deposits in U.S. dollars are transacted, or with respect to any future date are expected to be transacted, in the London interbank market.

The “Daily CMT Rate” means the rate equal to (a) with respect to any day in an interest period, other than any day beginning on the fourth Business Day prior to the end of such interest period, the 10-year Constant Maturity Treasury rate as of the close of business on such day and (b) with respect to each day beginning on the fourth Business Day prior to the end of that interest period, the 10-year Constant Maturity Treasury rate as of the close of business on the fifth Business Day immediately prior to the end of such interest period. The Daily CMT Rate for any day that is not a Business Day will be deemed to be the Daily CMT Rate for the immediately preceding Business Day.

The “10-year Constant Maturity Treasury rate” means:

(1) The Treasury constant maturity rate having a designated maturity of 10 years, as published in H.15(519) or another recognized electronic source for displaying the rate.

(2) If the applicable rate described above for any day during an interest period is not published in H.15(519) or another recognized electronic source for displaying such rate by 3:00 p.m., New York City time on the second Business Day preceding the end of such interest period, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the 10-year Constant Maturity Treasury rate for any such day will be the Treasury constant maturity rate, or other United States Treasury rate, for a designated maturity of 10 years and with reference to that day, that is published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury and that the Calculation Agent determines to be comparable to the rate formerly displayed on Telerate Page 7051 and published in H.15(519).

(3) If the rate described in the prior paragraph cannot be determined for any day during an interest period, then the Calculation Agent will determine the 10-year Constant Maturity Treasury rate for any such day to be a yield to maturity based on the average of the secondary market offered rates on any such day as of approximately 3:30 p.m., New York City time, reported, according to their written records, by three leading primary United States government securities dealers in New York City. The Calculation Agent will select five such securities dealers, and will eliminate the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest), for the most recently issued direct non-callable fixed rate obligations of the United States Treasury (“Treasury Notes”) with an original maturity of approximately 10 years and a remaining term to maturity of not less than nine years in a representative amount. If two Treasury Notes with an original maturity as described above have remaining terms to maturity equally close to the 10 years, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

(4) If the Calculation Agent cannot obtain three Treasury Note quotations of the kind described in the prior paragraph for any day during an interest period, the Calculation Agent will determine the the 10-year Constant Maturity Treasury rate for any such day to be the yield to maturity based on the average of the secondary market offered rates for Treasury Notes with an original maturity longer than 10 years which have a remaining

Specific Terms of the notes

term to maturity closest to 10 years and in a representative amount, on any such day as of approximately 3:30 p.m., New York City time, of leading primary United States government securities dealers in New York City. In selecting these offered rates, the Calculation Agent will request quotations from at least five such securities dealers and will disregard the highest quotation (or if there is equality, one of the highest) and the lowest quotation (or if there is equality, one of the lowest). If two Treasury Notes with an original maturity longer than 10 years have remaining terms to maturity that are equally close to the designated CMT Index Maturity, the Calculation Agent will obtain quotations for the Treasury Note with the shorter remaining term to maturity.

(5) If fewer than five but more than two of the leading primary United States government securities dealers provide quotes as described in the prior paragraph for any day during an interest period, then the 10-year Constant Maturity Treasury rate for any such day will be based on the average of the offered rates obtained, and neither the highest nor the lowest of those quotations will be eliminated.

(6) If two or fewer leading primary United States government securities dealers selected by the Calculation Agent provide quotes as described above for any day during an interest period, the 10-year Constant Maturity Treasury rate for any such day will be determined by the Calculation Agent acting in good faith in light of the commercial circumstances.

Denomination

The denomination of the notes will be $1,000 or integral multiples thereof. The minimum initial investment in the notes will be $10,000.

Payment at Maturity

At maturity we will pay you the principal amount of your notes plus any accrued and unpaid interest.

Maturity Date

The maturity date will be January •, 2010 or, if that day is not a Business Day, on the first following day that is a Business Day unless that day falls in the next calendar month, in which case the maturity date will be the first preceding day that is a Business Day.

Redemption Price Upon Optional Redemption on an Interest Payment Date

We may, at our election, redeem the notes in whole, but not in part, on any interest payment date occurring on or after July •, 2005 by giving at least 10 calendar days’ prior written notice to the holders and the indenture trustee. Neither we nor any of our agents are required to notify you prior to any such redemption.

If we elect to redeem your notes on an interest payment date, we will pay you the principal amount of your notes together with any accrued, but unpaid, interest thereon.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the notes in the circumstances described under “Description of Debt Securities We May Offer-Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the notes will be determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of the notes is accelerated, we will pay the default amount in respect of the principal of the notes at maturity. We describe the default amount below under “–Default Amount.”

For the purpose of determining whether the holders of our Series A medium-term notes, of which the notes issued here are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the notes issued here as the outstanding principal amount of that note. Although the terms of the notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all

Specific Terms of the notes

Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities We May Offer–Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer–Modification and Waiver of Covenants.”

Default Amount

The default amount for the notes on any day will be an amount, in U.S. dollars for the principal of the notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the notes. That cost will equal:

  the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the notes, which we describe below, the holders of the notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest–or, if there is only one, the only–quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Business Day after that day, unless:

  no quotation of the kind referred to above is obtained, or every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two Business Days objection period have not ended before the Final Valuation Date, then the default amount will equal the principal amount of the notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

Specific Terms of the notes

  A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

  P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.
Manner of Payment and Delivery

Any payment on or delivery of the notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in “Description of Debt Securities We May Offer–Payment Mechanics for Debt Securities” in the attached prospectus, any payment on the notes that would otherwise be due on a day that is not a Business Day may instead be paid on the next day that is a Business Day, with the same effect as if paid on the original due date, unless such day falls in the next calendar month, in which case the payment date will be the first preceding day that is a Business Day.

Role of Calculation Agent

UBS AG, acting through its London Branch, will serve as the Calculation Agent. We may change the Calculation Agent after the original issue date of the notes without notice. The Calculation Agent will make all determinations regarding Business Days, the default amount, the 3-Month USD LIBOR, the Daily CMT Rate and the amount of interest payable in respect of your notes. Absent manifest error, all determinations of the Calculation Agent will be final and binding on you and us, without any liability on the part of the Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the Calculation Agent.

Booking Branch

The notes will be booked through UBS AG, Jersey Branch.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the notes as described below.

In connection with the sale of the notes, we or our affiliates may enter into hedging transactions involving the execution of interest rate swap and option transactions, purchases and sales of U.S. Treasury securities and listed or over-the-counter options on U.S. Treasury securities or the execution of other derivative transactions with returns linked to or related to changes in the value of U.S. Treasury securities and/or their yields both before and after the Issue Date of the notes. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

  execute or terminate interest rate swap and option transactions;

  acquire or dispose of U.S. Treasury securities;

  take or dispose of positions in listed or over-the-counter options or other instruments based on U.S. Treasury securities; or

  do a combination of the above.

We or our affiliates may acquire a long or short position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those securities.

The hedging activity discussed above may adversely affect the market value of the notes from time to time. See “Risk Factors” on page S-9 for a discussion of these adverse effects.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Accounting Standards and translated into U.S. dollars.

As of September 30, 2004	CHF	USD

	(in millions)
Debt
Debt issued(1)	185,270	148,773

Total Debt	185,270	148,773

Minority Interest(2)	7,187	5,771
Shareholders’ Equity	34,524	27,723

Total capitalization	226,981	182,267

_____________
(1)	Includes Money Market Paper and Medium Term notes as per Balance Sheet position.
(2)	Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.80301.

Certain United States Federal Income Tax Consequences

The following is a general discussion of the principal U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. This discussion applies to you if you are an initial holder of notes purchasing the notes at the issue price and if you hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This summary is based on the Code, existing and proposed Treasury regulations, revenue rulings, administrative interpretations and judicial decisions, in each case as currently in effect, all of which are subject to change, possibly with retroactive effect. This summary does not address all aspects of the U.S. federal income taxation of the notes that may be relevant to you in light of your particular circumstances or if you are a holder of the notes who is subject to special treatment under the U.S. federal income tax laws, such as:

  a financial institution;

  an insurance company;

  a tax-exempt entity;

  a dealer in securities or foreign currencies;

  a person holding the notes as part of a hedging transaction, “straddle,” synthetic security, conversion transaction, or other integrated transaction, or who has entered into a “constructive sale” with respect to the notes;

  a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

  a trader in securities who elects to apply a mark-to-market method of tax accounting; or

  a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

As the law applicable to the U.S. federal income taxation of instruments such as the notes is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effects of any applicable state, local or foreign tax laws are not discussed.

Tax Consequences to U.S. Holders

Tax Treatment of the Notes

We intend to treat the notes as “variable rate debt instruments” for U.S. federal income tax purposes, and the following discussion reflects this treatment except where otherwise noted. Moreover, by acquiring a note, you agree (in the absence of administrative pronouncement or judicial ruling to the contrary) to treat the notes as variable rate debt instruments for U.S. federal income tax purposes. This treatment of the notes, however, is not binding on the Internal Revenue Service (the “IRS”) or the courts. Due to the absence of authorities that directly address the U.S. federal income tax consequences of instruments similar to the notes, no assurances can be given as to the proper U.S. federal income tax consequences of an investment in the notes. As a result, the timing and character of income, gain or loss in respect of an investment in the notes could differ materially from the description below. Our counsel, Davis Polk & Wardwell, has advised us that this treatment is reasonable. You are urged to consult your tax adviser concerning the U.S. federal income tax consequences of owning and disposing of the notes, as well as any consequences under the laws of any state, local or foreign taxing jurisdiction.

The following discussion applies to you only if you are a “U.S. Holder” of notes. You are a U.S. Holder if you are a beneficial owner of a note that is, for U.S. federal income tax purposes:

  a citizen or resident of the United States,

Certain United States Federal Income Tax Consequences

  a corporation or other entity taxable as a corporation created or organized under the laws of the U.S. or any political subdivision thereof, or an estate or trust the income of which is subject to the United States federal income taxation regardless of its source.

Interest paid on a note will generally be taxable to you as ordinary interest income at the time it is accrued or received, in accordance with your method of accounting for U.S. federal income tax purposes. Upon the sale, exchange or retirement of a note, you will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and your adjusted tax basis in the note, which will generally equal the amount you paid to acquire the note. For these purposes, the amount realized does not include any amount attributable to accrued and unpaid interest, which is treated as interest. Gain or loss realized on the sale, exchange or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of such sale, exchange or retirement the note has been held for more than one year.

Possible Alternative Tax Treatment of an Investment in the Notes

Due to the absence of authorities that directly address the proper characterization of the notes and because we are not requesting a ruling from the IRS with respect to the notes, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. For example, the IRS could treat the notes as contingent payment debt instruments. In such event, regardless of your method of accounting for U.S. federal income tax purposes, you would be required to include original issue discount as interest income on the notes at a rate equal to our comparable yield (subject to certain adjustments), which is the rate at which we could issue debt with no contingencies but with terms and conditions otherwise the same as the notes, with the result that your interest income in respect of the notes for any taxable period could exceed the amount of interest paid on the notes during such period. In addition, under this treatment, you would generally be required to treat any gain realized on the sale or exchange of the notes as ordinary income.

You are urged to consult your tax adviser regarding the possible consequences of the characterization of the notes as contingent payment debt instruments.

Tax Consequences to Non-U.S. Holders

The following discussion applies to you only if you are a “Non-U.S. Holder” of notes. You are a “Non-U.S. Holder” if you are a beneficial owner of a note that is for U.S. federal income tax purposes:

  a nonresident alien individual;

  a foreign corporation; or

  a foreign estate or trust.

It is unclear whether interest on the notes is U.S. source interest which would be subject to U.S. federal withholding tax. Accordingly, we will withhold 30% from payments of interest to you unless you certify on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person and provide your name and address or otherwise satisfy applicable documentation requirements. You should consult your tax adviser regarding a possible refund of any amounts so withheld.

Any gain realized on the sale or exchange of the note will be exempt from U.S. federal withholding tax, but may be subject to U.S. federal income tax if such gain is effectively connected with your U.S. trade or business, as described below.

If you are engaged in a trade or business in the United States and if the income or gain from the notes is effectively connected with your conduct of such trade or business, you will generally be subject to regular U.S. federal income tax on such income or gain in the same manner as if you were a U.S. Holder, except that in lieu of the certificate described in the preceding paragraph, you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. If this paragraph applies to you, you are urged to consult your

Certain United States Federal Income Tax Consequences

own tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the notes, including the possible imposition of a 30% branch profits tax.

Backup Withholding and Information Reporting

The proceeds received from a sale, exchange or other disposition (including the payment at maturity) of notes will be subject to information reporting if you are not an “exempt recipient” (such as a corporation) and may also be subject to backup withholding at the rates specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number, if you are a U.S. Holder). If you are a Non-U.S. Holder and you comply with the identification procedures described in the preceding section, you will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

ERISA Considerations

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. Upon purchasing the notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the notes is eligible for relief under Prohibited Transaction Class Exemption (“PTCE”) 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23. The discussion above supplements the discussion under “ERISA Considerations” in the attached prospectus.

Supplemental Plan of Distribution

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the notes specified on the front cover of this prospectus supplement. The notes will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered notes at the original issue price applicable to the offered notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell notes to securities dealers at a discount of up to •% from the original issue price applicable to the offered notes. In the future, we or our affiliates may repurchase and resell the offered notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any notes. In addition, UBS, UBS Securities LLC, UBS Financial Services Inc., or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

Callable 5-Year Daily
Range Accrual Notes

UBS AG $• Callable Senior Notes With
Interest Linked To The 10-Year Constant
Maturity Treasury Rate due January •, 2010,
callable commencing July •, 2005

Preliminary Prospectus Supplement

January 18, 2005
(To Prospectus dated February 27, 2003)

UBS Investment Bank
UBS Financial Services Inc.

TABLE OF CONTENTS

Page
Prospectus Supplement
Prospectus Supplement Summary	S-2
Risk Factors	S-9
Value of the Notes	S-12
Specific Terms of the Notes	S-13
Use of Proceeds and Hedging	S-18
Capitalization of UBS	S-19
Certain United States Federal Income Tax Consequences	S-20
ERISA Considerations	S-23
Supplemental Plan of Distribution	S-24

Prospectus
Introduction	3
Cautionary Note Regarding Forward Looking Information	5
Incorporation of Information About UBS AG	7
Where You Can Find More Information	7
Presentation of Financial Information	8
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	9
Capitalization of UBS	9
UBS	10
Use of Proceeds	12
Description of Debt Securities We May Offer	13
Description of Warrants We May Offer	35
Legal Ownership and Book-Entry Issuance	52
Considerations Relating to Indexed Securities	57
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	60
U.S. Tax Considerations	63
Tax Considerations Under the Laws of
Switzerland	74
ERISA Considerations	76
Plan of Distribution	77
Validity of the Securities	80
Experts	80